Universal Solar Technology, Inc. announces that the UNSS Board of Directors has appointed Stephen H. Watkins to become the CEO of UNSS effective December 14, 2020. While this appointment moves us toward the future, Universal Solar Technology, Inc. recognizes the contribution of its outgoing President, Mr. Darrell A. Calloway. Mr. Calloway has been a key contributor for the past four years and commits to supportive availability to ensure the merger is completed efficiently.

Mr. Watkins first initiative is to file updates with the SEC which includes Year end financials for 2018, 2019 including Q1 and Q2 2020
which have been received by the Company.   Once updated Mr. Watkins
intent is to maintain proper and timely filings as needed on behalf of new and existing shareholders.

This is not an offer to sell securities. This is for information purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any interests or any other securities of UNSS or Entrex. Any such offer will be made only pursuant to the Regulation D PIPE Information Memorandum.

All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:
Chairman of the Board of Directors
Universal Solar Technology, Inc
10685 Hazel Hurst Drive, Suite 21698
Houston, TX 77043
Attention: Paul D. Landrew
Email: Paul.Landrew@universalsolartechnology.com

if to the Company to:
Entrex Holding Company (EHCo, LLC)
150 East Palmetto Park Road
Boca Raton, FL 33432
Attention: Stephen H. Watkins
Email: SWatkins@entrex.net